For Furter Information:
Imagis Technologies Inc.	Typhoon Capital Consultants, LLC
Sandra Buschau, VP Investor Relations	Sanjay Sabnani, President
Tel: (604) 684-2449	Tel: (310) 349-2245
sandy@imagistechnologies.com
investor_relations@imagistechnologies.com

FOR IMMEDIATE RELEASE

Imagis Technologies Retains Sanjay Sabnani for
Business Development Strategy and U.S. Investor Relations

Vancouver, Canada, February 14, 2002 - Imagis Technologies Inc. ("Imagis") (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) today announced that pursuant to an agreement dated February 8th, 2002, Imagis has retained Sanjay Sabnani, President of Typhoon Capital Consultants, LLC, ("Typhoon") (http://www.typcap.com), as Manager of Business Development Strategy and U.S. Investor Relations.

"We have selected Sanjay Sabnani after an extensive search. Our decision was based upon his great depth of experience with investor relations, corporate strategy, and especially for his extensive consulting experience within the aviation and location security sectors," stated Iain Drummond, Imagis' President and CEO. "With his assistance we hope to gain added recognition from both within our industry, as well as from the financial community."

Sanjay Sabnani is founder and Managing Principal of Typhoon Capital Consultants, LLC. Prior to founding Typhoon, Mr. Sabnani was President and Director at Venture Catalyst, Inc., a Nasdaq National Market company, where he spearheaded the Company's venture division, as well as managed the Company's consulting services business. In his capacity as a corporate investor at Venture Catalyst, Mr. Sabnani was involved in over 15 investments and 2 acquisitions, and also served as a board advisor on several start-ups.

Mr. Sabnani is also currently serving as a strategic consultant to OSI Systems Inc. (NASDAQ:OSIS) a leading provider of x-ray and metal detector security solutions to customers worldwide.

Typhoon Capital Consultants, LLC, a boutique corporate finance and consulting company, was founded by Mr. Sabnani in 1996. Typhoon specializes in corporate repositioning, financial communications, and capital sourcing.

About IMAGIS
Imagis is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations, including two airports where its biometric facial recognition technology is fully operational, Toronto's Pearson International Airport, the world's 16th busiest airport and Oakland International Airport, which serves more than 10 million travelers per year. Imagis markets its products through a network of business partners located in North America, Asia, Europe and Latin America and has installations in the US, Canada, Mexico, and the UK. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number two-career post of Associate Deputy Director. Imagis is on the web at http://www.imagistechnologies.com.